Exhibit 23.13

CONSENT OF IAN REUDAVEY

I consent to all references to my name and the incorporation by reference of the written disclosure regarding the scientific and technical information relating to the Vara Mada Project contained in the Annual Report on Form 10-K for the period ended December 31, 2025 of Energy Fuels Inc. (the “10-K”) of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Ian Reudavey
Ian Reudavey

Date: February 26, 2026